NAME OF REGISTRANT:
Franklin Tax-Free Trust
File No. 811-4149



EXHIBIT ITEM No. 77C:  Submission of matters to a vote of security holders.

At a Special Meeting of Shareholders of Franklin Michigan Tax-Free Income Fund ("Income Fund") and Franklin Indiana Tax-Free Income Fund ("Indiana Fund"), two series of the Registrant, held on June 23, 1999 the following items were voted upon by the relevant series:

(1) For shareholders of the Michigan Fund to approve a Plan of Reorganization by the Registrant, on behalf of its series, Income Fund and Franklin Michigan Insured Tax-Free Income Fund (the "Insured Fund"), that provides for: (i) the acquisition of substantially all of the assets of the Income Fund in exchange for Class A shares of the Insured Fund; (ii) the distribution of Class A shares of the Insured Fund to the shareholders of shares of the Income Fund; and (iii) the liquidation and dissolution of the Income Fund.

					VOTE FOR	VOTE AGAINST
Franklin Michigan Tax-Free Income Fund	852,247		4,123

(2) For shareholders of the Indiana Fund to approve an Agreement and Plan of Reorganization between the Registrant, on behalf of the Indiana Fund, and Franklin Federal Tax-Free Income Fund (the "Federal Fund") that provides for:
(i) the acquisition of substantially all of the assets of the Indiana Fund in exchange for Class A shares of the Federal Fund; (ii) the distribution of Class A shares of the Federal Fund to the shareholders of shares of the Indiana Fund; and (iii) the liquidation and dissolution of the Indiana Fund.

					VOTE FOR	VOTE AGAINST
Franklin Indiana Tax-Free Income Fund	2,575,907	131,579